EXHIBIT 99.2

ITERUM THERAPEUTICS PUBLIC LIMITED COMPANY

Nonstatutory Share OPTION GRANT NOTICE

(2021 Inducement EQUITY INCENTIVE PLAN)

Iterum Therapeutics Public Limited Company, a public limited company organized under the laws of Ireland (the “Company”), pursuant to its 2021 Inducement Equity Incentive Plan (the “Plan”), hereby grants to Participant an option to purchase the number of Ordinary Shares set forth below (the “Option”).

This Option is subject to all of the terms and conditions as set forth in this Share Option Grant Notice (this “Grant Notice”), the Option Terms and Conditions (collectively, the “Option Agreement”), and the Plan, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined in the Option Agreement but defined in the Plan will have the same definitions as in the Plan.

Participant:

Date of Grant:

Vesting Commencement Date:

Number of Shares Subject to Option:

Exercise Price (US$ Per Share):

Total Exercise Price (US$):

Expiration Date:

Type of Grant: Nonstatutory Share Option

Vesting Schedule:

Additional Terms/Acknowledgements: Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions of the Plan and this Option Agreement. By accepting this Option, Participant acknowledges and agrees that Participant has reviewed the Plan and this Option Agreement (including all attachments and appendices) in its entirety. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board or the Share Plan Administrator upon any questions arising under the Plan or this Option.

Participant further acknowledges and agrees that this Option Agreement may not be modified, amended or revised except as provided in the Plan. Participant further acknowledges that as of the Date of Grant, this Option Agreement and the Plan set forth the entire understanding between Participant and the Company regarding this Option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Participant, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this Option upon the terms and conditions set forth therein.

By accepting this Option, Participant consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

 U.S. Participants

ITERUM THERAPEUTICS PUBLIC LIMITED COMPANY	PARTICIPANT:

By:		Signature
Signature
Date:
Title:
Address/Country:
Date:

ATTACHMENTS:

Attachment I:     Option Terms and Conditions

Attachment II:    2021 Inducement Equity Incentive Plan

ATTACHMENT I

ITERUM THERAPEUTICS PUBLIC LIMITED COMPANY

2021 Inducement EQUITY INCENTIVE PLAN

Nonstatutory Share OPTION TERMS AND CONDITIONS

Iterum Therapeutics Public Limited Company (the “Company”) has granted you an option under its 2021 Inducement Equity Incentive Plan (the “Plan”) to purchase the number of Ordinary Shares indicated in your Grant Notice at the exercise price indicated in your Grant Notice (the “Option”). The Option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). The Grant Notice and this Option Terms and Conditions are collectively referred to as the “Option Agreement.” Capitalized terms not explicitly defined in the Option Agreement but defined in the Plan will have the same definitions as in the Plan.

The Option evidenced by this Option Agreement was granted to you pursuant to the inducement grant exception under Nasdaq Stock Market Rule 5635(c)(4) as an inducement that is material to your employment with the Company. It is intended that the Option evidenced by this Option Agreement shall not be an incentive share option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

The details of your Option, in addition to those set forth in the Grant Notice and the Plan, are as follows:

1. VESTING; CONTINUOUS SERVICE. Subject to the provisions contained herein, your Option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.

2. NUMBER OF SHARES AND EXERCISE PRICE. The number of Ordinary Shares subject to your Option and the exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.

3. METHOD OF PAYMENT.

(a) You may exercise the vested portion of your Option during its term by (i) delivering a Notice of Exercise (in a form designated by the Share Plan Administrator) or completing such other documents and/or procedures designated by the Company for exercise and (ii) paying the exercise price and any applicable Tax-Related Items to the Share Plan Administrator, or to such other person as the Company may designate, together with such additional documents as the Company may then require.

(b) You may pay the exercise price in cash or by check, bank draft, wire transfer or money order payable to the Company or in any other manner permitted by the Plan and authorized by the Share Plan Administrator at the time of exercise. You must pay the full amount of the exercise price for the shares you wish to exercise (including any Tax-Related Items, defined below).

(c) You may exercise your Option only for whole Ordinary Shares.

(d) In addition, if you are an Employee eligible for overtime compensation under the U.S. Fair Labor Standards Act of 1938, as amended, then the exercise of your Option may be restricted during the first six months following the Date of Grant pursuant to Section 4(j) of the Plan to comply with the U.S. Worker Economic Opportunity Act.

4. COMPLIANCE WITH LAW. In no event may you exercise your Option unless the Ordinary Shares issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your Option also must comply with all other applicable laws and regulations governing your Option, and you may not exercise your Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

5. TERM. You may not exercise your Option before the Date of Grant or after the expiration of the Option’s term. The term of your Option expires, subject to the provisions of Section 4(h) of the Plan (regarding certain automatic extensions), Section 8(b) of the Plan (regarding a dissolution) or Section 8(c) of the Plan (regarding a Corporate Transaction), upon the earliest of the following:

(a) immediately upon the termination of your Continuous Service for Cause;

(b) 90 days after the termination of your Continuous Service for any reason other than Cause, your Disability or your death;

(c) 12 months after the termination of your Continuous Service due to your Disability (except as otherwise provided in clause (d) below);

(d) 18 months after your death if you die either during your Continuous Service or within 90 days after your Continuous Service terminates for any reason other than Cause;

(e) the Expiration Date indicated in your Grant Notice; or

(f) the day before the 10th anniversary of the Date of Grant.

6. LOCK-UP IN CONNECTION WITH PUBLIC OFFERING. By exercising your Option you agree that you will not sell, dispose of, transfer, make any short sale of, grant any Option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Ordinary Shares or other securities of the Company held by you, for a period of 180 days following the effective date of a registration statement of the Company (filed in the United States under the Securities Act or similar regulations in such applicable jurisdiction) or such longer period as the underwriters or the Company will request to facilitate compliance with FINRA Rule 2711 or NYSE Member Rule 472 or any successor or similar rules or regulations (the “Lock-Up Period”); provided, however, that nothing contained in this Section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Ordinary Shares until the end of such period. You also agree that any transferee of any Ordinary Shares (or other securities) of the Company held by you will be bound by this Section. The underwriters of the Company’s shares are intended third party beneficiaries of this Section and will have the right, power and authority to enforce the provisions hereof as though they were a party hereto.

7. TRANSFERABILITY. Except as otherwise provided in this Section, your Option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this Option and receive the Ordinary Shares or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this Option and receive, on behalf of your estate, the Ordinary Shares or other consideration resulting from such exercise.

8. OPTION NOT A SERVICE CONTRACT. Your Continuous Service with the Company, the Employer or any other Affiliate is not for any specified term and may be terminated by you or by the Company, the Employer or any other Affiliate at any time, for any reason, with or without cause and with or without notice. Nothing in this Option Agreement (including, but not limited to, the vesting of your Award or the issuance of the shares subject to your Award), the Plan or any covenant of good faith and fair dealing that may be found implicit in this Option Agreement or the Plan will: (i) confer upon you any right to continue in the employ of, or affiliation with the Employer; (ii) constitute any promise or commitment by the Company, the Employer or any other Affiliate regarding the fact or nature of future positions, future work assignments, future compensation or any other term or condition of employment or affiliation; (iii) confer any right or benefit under this Option Agreement or the Plan unless such right or benefit has specifically accrued under the terms of this Option Agreement or Plan; or (iv) deprive the Company or the Employer of the right to terminate you at any time and without regard to any future vesting opportunity that you may have. Finally, the grant of the Option shall not be interpreted as forming an employment or service contract with the Company. Under no circumstances on ceasing to be in employment or service of the Company will you be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Plan which you might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

9. RESPONSIBILITY FOR TAXES.

(a) You acknowledge that, regardless of any action taken by the Company or, if different, your employer (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to your participation in the Plan and legally applicable to you (“Tax-Related Items”), is and remains your responsibility and may exceed the amount actually withheld by the Company or the Employer. You further acknowledge that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of your Option, including, but not limited to, the grant, vesting or exercise of your Option, the subsequent sale of Ordinary Shares acquired pursuant to such exercise and the receipt of any dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of your Option to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result. Further, if you are subject to Tax-Related Items in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b) Prior to the relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, you authorize the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (i) withholding from your wages or other cash compensation paid to you by the Company and/or the Employer; (ii) causing you to tender a cash payment; (iii) withholding from the proceeds of the sale of Ordinary Shares acquired at exercise of your Option and sold either through a voluntary sale or through a mandatory sale arranged by the Company (on your behalf pursuant to this authorization without further consent); and/or (iv) withholding a number of Ordinary Shares that are otherwise deliverable to you upon exercise.

(c) Depending on the withholding method, the Company or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case you may receive a refund of any over-withheld amount in cash and will have no entitlement to the Ordinary Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding a number of Ordinary Shares, for tax purposes, you are deemed to have been issued the full number of Ordinary Shares, notwithstanding that a number of the Ordinary Shares is held back solely for the purpose of paying the Tax-Related Items.

(d) You agree to pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of your participation in the Plan that cannot be satisfied by the means previously described. You acknowledge and agree that the Company may refuse to honor the exercise and refuse to issue or deliver the Ordinary Shares, or the proceeds of the sale of the Ordinary Shares, if you fail to comply with your obligations in connection with the Tax-Related Items.

10. NO ADVICE REGARDING GRANT. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding your participation in the Plan, or your acquisition or sale of the underlying Ordinary Shares. You are hereby advised to consult with your own personal tax, legal and financial advisors regarding your participation in the Plan before taking any action related to the Plan.

11. NOTICES. Any notices provided for in this Option Agreement or the Plan will be given in writing (including electronically) and will be deemed effectively given when personally delivered, when sent by fax or electronic mail (transmission confirmed), when actually delivered if sent express overnight courier service or five days after deposit in first class mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this Option by electronic means or to request your consent to participate in the Plan by electronic means.

12. GOVERNING PLAN DOCUMENT. Your Option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your Option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of this Option Agreement and those of the Plan, the provisions of the Plan will control. In addition, your Option (and any compensation paid or shares issued under your Option) is subject to recoupment in accordance with The U.S. Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

13. SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

14. WAIVER. You acknowledge that a waiver by the Company of breach of any provision of the Option Agreement shall not operate or be construed as a waiver of any other provision of the Option Agreement, or of any subsequent breach of the Option Agreement.

15. SUCCESSORS AND ASSIGNS. The rights and obligations of the Company under your Option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns. All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

16. EFFECT ON OTHER EMPLOYEE BENEFITS. The value of this Option is an extraordinary item of compensation, which is outside the scope of your employment, service contract or consulting agreement, if any. The value of this Option will not be included as compensation, earnings, salaries, or other similar terms used when calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, life or accident insurance benefits, pension or retirement benefits. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.

17. IMPOSITION OF OTHER REQUIREMENTS. The Company reserves the right to impose other requirements on your participation in the Plan, on the Option and on any Ordinary Shares purchased upon exercise of the Option, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18. GOVERNING LAW. The interpretation, performance and enforcement of this Option Agreement will be governed by and construed in accordance with the Irish Companies Act 2014 (as the same may be amended, replaced and/or consolidated in the future) as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to its principles of conflicts of laws.

*     *     *

These Option Terms and Conditions will be deemed to be accepted by you upon the signing by you or otherwise by your acceptance of the Grant Notice to which it is attached.

ATTACHMENT II

2021 Inducement EQUITY INCENTIVE PLAN